EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:
Adolor Corporation	Sam Brown, Inc. (media)
Michael R. Dougherty	Mike Beyer (312) 961-2502
Senior Vice President, COO and CFO	Stern Investor Relations (investors)
(484) 595-1500	Lilian Stern (212) 362-1200

ADOLOR CORPORATION REPORTS

SECOND QUARTER 2005 FINANCIAL RESULTS

EXTON, PA, August 5, 2005 — Adolor Corporation (NASDAQ: ADLR) today reported financial results for the three and six months ended June 30, 2005.

For the three months ended June 30, 2005, the Company reported a net loss of $13.8 million or $0.35 per basic and diluted share, compared to a net loss of $13.0 million or $0.34 per basic and diluted share in the three months ended June 30, 2004. For the six month period ended June 30, 2005, the Company reported a net loss of $25.7 million or $0.66 per basic and diluted share, compared to a net loss of $23.3 million or $0.60 per basic and diluted share for the same period in 2004.

Contract revenues were approximately $3.8 million and $3.7 million for the three months ended June 30, 2005 and 2004, respectively, and were approximately $6.7 million and $7.4 million for the six months ended June 30, 2005 and 2004, respectively. Revenues increased in 2005 as compared to 2004 due to the recognition of revenue under our co-promotion arrangement with GlaxoSmithKline (Glaxo) relating to Arixtra®, while cost reimbursement revenues under our collaboration agreement decreased as a result of a decrease in expenses incurred by us which are reimbursed by Glaxo.

Research and development expenses were approximately $10.8 million and $11.8 million for the three months ended June 30, 2005 and 2004, respectively, and were approximately $20.8 million and $21.4 million for the six months ended June 30, 2005 and 2004, respectively. Expenses decreased due principally to a decline in manufacturing development related expenses, as well as consulting expenses and other fees relating to the filing of our NDA, as activities underway in these areas in 2004 were completed. These decreases were partially offset by an increase in expenses relating to Study 314, as well as increased expense for reimbursements owed Glaxo for expenses incurred in the OBD program.

Marketing, general and administrative expenses were approximately $7.7 million and $5.3 million for the three months ended June 30, 2005 and 2004, respectively, and were approximately $13.3 million and $10.4 million for the six months ended June 30, 2005 and 2004, respectively. Expense increases in 2005 are principally related to increased personnel expenses, including expenses associated with our 30 person sales force, and increased marketing expenses incurred in preparation for the possible launch of Entereg®.

As of June 30, 2005, the Company had approximately $134.6 million in cash, cash equivalents and short-term investments.

About Adolor Corporation

Adolor Corporation (Nasdaq: ADLR) is a biopharmaceutical company specializing in the discovery, development and commercialization of novel prescription pain management products. Entereg® (alvimopan) is Adolor’s lead product candidate under development for the management of the gastrointestinal side effects associated with opioid use. Adolor and GlaxoSmithKline are collaborating in the worldwide development and commercialization of Entereg® in multiple indications. Adolor is developing a sterile lidocaine patch which is in Phase 2 clinical development for post-incisional pain. Adolor also has a number of discovery research programs focused on the identification of novel compounds for the treatment of pain. By applying its knowledge and expertise in pain management, along with ingenuity, Adolor Corporation is seeking to make a positive difference for patients, caregivers and the medical community. For more information, visit www.adolor.com.

This release, and oral statements made with respect to information contained in this release, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those which express plan, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact. These statements are based upon management’s current expectations and are subject to risks and uncertainties, known and unknown, which could cause actual results and developments to differ materially from those expressed or implied in such statements. Such known risks and uncertainties relate to, among other factors: the risk that Adolor may not obtain FDA approval for the new drug application (NDA) for Entereg® in postoperative ileus (POI), whether due to the risk that: Adolor is not be able to provide additional data satisfactory to the FDA to obtain approval for the NDA; the design of Study 314 is not acceptable to the FDA to support proof of efficacy of the NDA for Entereg®; the results of Study 314 are not positive; Adolor is not able to justify that the median reduction in time to gastrointestinal (GI) recovery seen in bowel resection patients treated with Entereg® is clinically meaningful; the adequacy of the results of the Studies 14CL302, 14CL306, 14CL308 and 14CL313 to support FDA approval of Entereg®, the results from other clinical trials of Entereg®, including the GlaxoSmithKline Phase 3 Study 001, the adequacy of the development program, the conduct of the clinical trials, changing regulatory requirements, different methods of evaluating and interpreting data, reliance on third party manufacturers, adverse safety findings or otherwise; the risk that the FDA may not agree with Adolor’s analyses of Studies 14CL302, 14CL306, 14CL308 and 14CL313 and may evaluate the results of these studies by different methods or conclude that the results from the studies are not statistically significant, clinically meaningful or do not support safety or that there were human errors in the conduct of the studies or otherwise; the risk that further studies of Entereg® in OBD are not positive; the risk that the results of Study 001 do not support a submission of a marketing approval application for alvimopan in Europe; the costs, delays and uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process; Adolor’s history of operating losses since inception and its need for additional funds to operate its business; Adolor’s reliance on its collaborators, including GlaxoSmithKline in connection with the development and commercialization of Entereg®; market acceptance of Adolor’s products, if regulatory approval is achieved; competition; and securities litigation.

Further information about these and other relevant risks and uncertainties may be found in Adolor’s Reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission. Adolor urges you to carefully review and consider the disclosures found in its filings which are available in the SEC EDGAR database at http://www.sec.gov and from Adolor at http://www.adolor.com. Given the uncertainties affecting pharmaceutical companies in the development stage, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Adolor undertakes no obligation to (and expressly disclaims any such obligation to) publicly update or revise the statements made herein or the risk factors that may relate thereto whether as a result of new information, future events, or otherwise.

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[Financial data table follows]

ADOLOR CORPORATION

STATEMENTS OF OPERATIONS DATA

(Unaudited)

	FOR THE THREE MONTHS ENDED JUNE 30,		FOR THE SIX MONTHS ENDED JUNE 30,
	2005	2004	2005	2004
REVENUES
Contract revenues	$3,807,638	$3,707,078	$6,723,958	$7,352,569

OPERATING EXPENSES
Research and development	10,759,893	11,807,397	20,823,133	21,420,308
Marketing, general and administrative	7,677,782	5,344,382	13,285,456	10,433,810

Total operating expenses	18,437,675	17,151,779	34,108,589	31,854,118

Loss from operations	(14,630,037)	(13,444,701)	(27,384,631)	(24,501,549)
Interest income and other, net	854,581	428,356	1,641,134	1,208,095

Net loss	$(13,775,456)	$(13,016,345)	$(25,743,497)	$(23,293,454)

Basic and diluted net loss per share	$(0.35)	$(0.34)	$(0.66)	$(0.60)

Shares used in computing basic and diluted net loss per share	39,086,902	38,821,554	39,086,524	38,809,040

	BALANCE SHEET DATA (Unaudited)
	JUNE 30, 2005	DECEMBER 31, 2004
Cash, cash equivalents and short-term investments	$134,589,701	$162,323,525
Working capital	121,639,725	149,081,261
Total assets	148,967,871	178,103,385
Total stockholders’ equity	97,490,773	123,159,917